UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2019

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

_____________________________________________________________________
(Former name or address if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

Item 3.02 – Unregistered Sales of Equity Securities.
Item 5.02 – Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments and Formation of Executive Search Committee

On September 13, 2019, the board of directors (the “Board”) of Exactus, Inc. (the “Company”) appointed Vladislav “Bobby” Yampolsky to serve as its Interim Executive Chairman. Prior to his appointment, Mr. Yampolsky served as a member of the Board. In addition, the Board also appointed the Company’s current President, Emiliano Aloi, to serve as the Company’s Interim Chief Executive Officer. The appointments were made following the departure of the Company’s Chairman and CEO in August 2019, as reported with the Securities and Exchange Commission on August 21, 2019.

Also on September 13, 2019, the Company established an Executive Search Committee (the “Search Committee”) for the purposes of undertaking an executive search for a permanent CEO. The Search Committee consists of three members of the Board, Bobby Yampolsky, Steven Schwartz, and John Price, and is authorized to engage search, recruitment, and/or compensation consulting firms and to pay all fees and expenses associated therewith, and to perform background checks on any potential candidate, including on any current director or officer who is deemed to possess the requisite skills and experience. Unless extended, the Search Committee shall terminate upon the appointment of a CEO.

In addition, on September 13, 2019, Steven Schwartz, a director, was appointed to the Audit, Compensation and Nominating Committees. Mr. Schwartz is considered by the Company to be an independent director.

Delegation of Authority Under the 2019 Equity Incentive Plan and Issuances Thereunder

On September 13, 2019, the Board delegated authority to the Chairman of the Board and/or the CEO to issue restricted stock and options under the 2019 Equity Incentive Plan (the “2019 Plan”) to non-executive employees and consultants. The aggregate number of shares of common stock of the Company, par value $0.0001 (“Common Stock”), issuable under delegated authority may not exceed 500,000 shares, and no individual award may exceed 100,000 shares, provided, further, that the minimum exercise price of awards made shall be the fair market value of the Common Stock determined in accordance with the 2019 Plan.

On September 13, 2019, the Board approved additional awards to officers and directors under the 2019 Plan as follows:

Name	Amount of Grant	Vesting Period	Vesting Commencement Date
Bobby Yampolsky	1,000,000 shares of restricted Common Stock.	1/48th per month.	Vests October 1, 2019.
Emiliano Aloi	1,000,000 shares of restricted Common Stock.	1/48th per month.
Vests on the first day of calendar month following: (A) the date that the 2019 Exactus One World agriculture total yield is at least 400,000 pounds of total biomass for production and held for sale or processing (including top flower harvest) and (B) the date that the Company has reported at least $5 million of revenue on a consolidated basis.

Since July 31, 2019, the Company has accepted subscriptions in the total amount of $951,900 and issued 5,311,640 shares of Common Stock, which includes issuances relating to the automatic conversion of all outstanding shares of Series D convertible preferred stock (the “Series D Preferred”) into 1,025,000 shares of Common Stock, at a conversion price of $0.40 per share, on July 31, 2019. The Series D Preferred was originally issued in March 2018. Under the terms of the Series D Preferred, all shares were required to be automatically converted in the event the Company completed an equity offering in which the Company raised a minimum of $5 million. Following these issuances, the Company had 33,874,765 shares of Common Stock outstanding as of the date of this Current Report.

The shares of Common Stock sold and issued as stated in the paragraph above were issued to “accredited investors” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

Approval of Director Compensation Plan

On September 13, 2019, the Board established a new Director Compensation Plan (the “Director Plan”) to be administered under the 2019 Plan applicable to each non-employee/non-executive director, which Director Plan replaces the prior compensation arrangements previously applicable to non-employee/non-executive directors. The material terms of the Director Plan are set forth below:

Timing	Amount	Vesting
Initial appointment (non-employee/non-executive directors)	$100,000 of the Company’s Common Stock issued on and priced at fair market value of the Common Stock on the last calendar date prior to appointment.	1/24th vests upon date of grant and 1/24th vests on the first calendar date of each calendar month following appointment until fully vested as long as continuing as a director.
Directors continuing after initial appointment (non-employee/non-executive directors)
$25,000 of Common Stock issued annually on the first day of September and priced at fair market value of the Common Stock as of the calendar date prior to the issuance for each continuing director that has served a minimum of 9 consecutive months as of the first day of September each year.
1/24th vests upon date of grant and 1/24th vests on the first calendar date of each calendar month following appointment until fully vested as long as continuing as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.

Date:	September 19, 2019	By: /s/ Kenneth Puzder
Kenneth Puzder
Chief Financial Officer